Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

FOURTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PENN VIRGINIA CORPORATION

October 14, 2021

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia (the “Code”), states as follows:

1. The name of the Corporation is Penn Virginia Corporation (the “Corporation”).

2. The amendment is to change Article I of the Corporation’s Fourth Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to read as follows:

“The name of the corporation is Ranger Oil Corporation (the “Corporation”).”

3. The foregoing amendment to the Articles of Incorporation was duly adopted by the Board of Directors of the Corporation on October 14, 2021, without shareholder action, which such shareholder action was not required in accordance with the Articles of Incorporation and subdivision B5 of Section 13.1-706 of the Code.

[Signature page follows.]

IN WITNESS WHEREOF, these Articles of Amendment are executed in the name of the Corporation as of October 14, 2021.

PENN VIRGINIA CORPORATION
(SCC ID# 00169714)

By:	/s/ Katherine Ryan
Name: Katherine Ryan
Title: Vice President, Chief Legal Counsel and
Corporate Secretary

[Signature Page to Articles of Amendment]